Exhibit 2.2

AMENDMENT TO THE ARRANGMENT AGREEMENT AND PLAN OF MERGER

This Amendment to the Arrangement Agreement and Plan of Merger (this “Amendment”) is made and entered into as of June 12, 2026, by and among: The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Parent”); RE/MAX Holdings, Inc., a Delaware corporation (the “Company”); Rome Wildlife, Inc., a Delaware corporation (“New Wildlife”); Wildlife Acquisition I Corp., a Delaware corporation and a wholly owned Subsidiary of New Wildlife (“Merger Sub I”); Wildlife Acquisition II LLC, a Delaware limited liability company and a wholly owned Subsidiary of New Wildlife (“Merger Sub II”); and 1587802 B.C. Unlimited Liability Company, an unlimited liability corporation existing under the laws of the Province of British Columbia and a wholly owned Subsidiary of New Wildlife (“Bidco”).

Recitals

A.       Parent, the Company, New Wildlife, Merger Sub I, Merger Sub II and Bidco are parties to an arrangement agreement and plan of merger made and entered into as of April 26, 2026 (the “ Merger Agreement”) under which Parent will become a wholly-owned subsidiary of Bidco pursuant to a plan of arrangement under the Business Corporations Act (British Columbia) attached as Exhibit G to the Merger Agreement, as amended or supplemented from time to time in accordance with the terms thereof (the “Plan of Arrangement”).

B.       Pursuant to the amendment provisions set out in Section 8.1 of the Merger Agreement, by their execution and delivery of, and in accordance with the terms of, this Amendment, Parent, the Company, New Wildlife, Merger Sub I, Merger Sub II and Bidco wish to amend certain terms of the Merger Agreement and the Plan of Arrangement and the associated Arrangement Resolution (as such term is defined in the Merger Agreement).

Agreement

In consideration of the mutual covenants, representations, warranties and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Section 1.           Interpretation

1.1       Definitions.

Capitalized terms used in this Amendment and not otherwise defined have the meanings ascribed thereto in the Merger Agreement.

Section 2.           Amendments

2.1       Amendment to Recitals.

Recital B. of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“B. Parent, New Wildlife, the Company, Merger Sub I, Merger Sub II, and Bidco intend to effect (1) pursuant to the Arrangement, among other things, (a) the issued and outstanding Parent Common Shares will be consolidated (the “Share Consolidation”) on a 10 for 1 basis (the “Share Consolidation Ratio”), such that each ten shares of outstanding Parent Common Shares shall be consolidated into one share, and any resulting fractional shares shall be treated as set forth in the Plan of Arrangement and (b) Parent’s shareholders will then transfer all of their resulting Parent Common Shares to Bidco in exchange for shares of New Wildlife Common Stock on a one for one basis and New Wildlife shall receive common shares of Bidco in consideration therefor, in each case on the terms and subject to the conditions set forth herein (the steps set forth in this clause (1) collectively, the “Exchange”), such that Parent becomes a wholly-owned Subsidiary of Bidco, the Arrangement being in accordance with the Business Corporations Act (British Columbia), and (2) (a) a merger of Merger Sub I with and into the Company (the “First Merger”), with the Company as the surviving entity and continuing as a wholly owned Subsidiary of New Wildlife, and (b) as soon as practicable following the First Merger, but in any case, on the same day as the First Merger Effective Time (as defined below), and as the second step in a single integrated transaction with the First Merger, a merger of the Company with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II as the surviving entity and continuing as a wholly owned Subsidiary of New Wildlife, each of the Mergers being in accordance with this Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), such that, upon consummation of the Mergers, Merger Sub I and the Company will cease to exist and Merger Sub II will be a wholly owned Subsidiary of New Wildlife.”

2.2       Deletion of Section 5.29.

Section 5.29 of the Merger Agreement is hereby deleted in its entirety and marked as “Intentionally deleted”.

2.3       Amendments to Exhibit A – Definitions.

The definition of “Final Order” in Exhibit A of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

““Final Order” means the final order of the Arrangement Court, in a form and substance acceptable to Parent and the Company, each acting reasonably, approving the Arrangement pursuant to Section 291 of the BCBCA, as such order may be amended, supplemented, modified or varied by the Arrangement Court (with the consent of both Parent and the Company, each acting reasonably) at any time prior to the Closing Date or, if appealed, then, unless such appeal is withdrawn or denied, as such order may be affirmed or amended (provided that any such amendment is satisfactory to both Parent and the Company, each acting reasonably) on appeal.”

2.4       Amendment to Exhibit F – Form of Arrangement Resolution.

Exhibit F of the Merger Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

2.5       Amendment to Exhibit G – Plan of Arrangement.

Exhibit G of the Merger Agreement is hereby deleted in its entirety and replaced with Schedule B attached hereto.

Section 3. Representations and Warranties

3.1       Representations and Warranties of the Parties.

Each of the parties, acknowledging that the other parties are entering into this Amendment in reliance thereon, hereby represents and warrants that this Amendment has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms, subject to the Enforceability Limitations.

Section 4.           General

4.1       Reference to and Effect on the Merger Agreement.

This Amendment is an amendment to the Merger Agreement. Unless the context of this Amendment otherwise requires, the Merger Agreement and this Amendment shall be read together and shall have effect as if the provisions of the Merger Agreement were contained in one agreement, and those sections of the Merger Agreement set forth under Section 8. Miscellaneous Provisions shall apply to this Amendment mutatis mutandis.

Each reference in the Merger Agreement to “this Agreement” and each reference to the Merger Agreement in any and all other agreements, documents and instruments delivered by the parties or any other Person (as defined in the Merger Agreement) in connection with the Merger Agreement shall mean and be a reference to the Merger Agreement, including all schedules to the Merger Agreement, as amended by this Amendment and all further amendments or restatements, as permitted. Except as specifically amended by this Amendment, each of the parties acknowledges and agrees that the Merger Agreement remains in full force and effect, unamended. To the extent that this Amendment shall be deemed to be inconsistent with any terms or conditions of the Merger Agreement, the terms of this Amendment shall govern.

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The parties have caused this Agreement to be duly executed as of the date first above written.

The Real Brokerage inc.

By:	/s/ Alexandra Lumpkin
Name:	Alexandra Lumpkin
Title:	Chief Legal Officer

Rome Wildlife, Inc.

By:	/s/ Alexandra Lumpkin
Name:	Alexandra Lumpkin
Title:	Vice President & Chief Legal Officer

Wildlife Acquisition I Corp.

By:	/s/ Alexandra Lumpkin
Name:	Alexandra Lumpkin
Title:	Vice President & Chief Legal Officer

Wildlife Acquisition ii llc

By:	/s/ Alexandra Lumpkin
Name:	Alexandra Lumpkin
Title:	Vice President & Chief Legal Officer

1587802 B.C. Unlimited Liability Company

By:	/s/ Alexandra Lumpkin
Name:	Alexandra Lumpkin
Title:	Chief Legal Officer

The parties have caused this Agreement to be duly executed as of the date first above written.

RE/MAX Holdings, Inc.

By:	/s/ Susan Winders
Name:	Susan Winders
Title:	Chief Legal Officer and Chief Compliance Officer

Schedule A

FORM OF ARRANGEMENT RESOLUTION

[Intentionally Omitted]

Schedule B

PLAN OF ARRANGEMENT UNDER SECTION 288

OF THE BUSINESS CORPORATIONS ACT (BRITISH

COLUMBIA)

[Intentionally Omitted]